Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE: November 15, 2012

CRC Health Corporation Reports Operating Results

For the Three Months and Nine Months Ended September 30, 2012

CUPERTINO, CA, November 15, 2012—CRC Health Corporation, a leading provider of substance abuse treatment and adolescent youth services, announced its results for the three and nine months ended September 30, 2012.

Three Months Ended September 30, 2012 Operating Results:

Net client service revenues for the three months ended September 30, 2012 increased $1.7 million, or 1%, to $119.7 million compared to the same period in 2011. For the three months ended September 30, 2012, operating income decreased $3.9 million, or 17%, to $19.8 million compared to the same period in 2011. Adjusted EBITDA increased $1.7 million, or 6%, to $31.7 million compared to the same period in 2011.

“Our operating results in the third quarter were mixed. We demonstrated solid revenue growth and profitability in our recovery business driven by continued strong performance in our CTC facilities coupled with tight expense control. This division grew EBITDA by 15% versus the third quarter of 2011. On the flipside, our youth and weight management businesses underachieved. We remain confident that our investments in sales, marketing and clinical quality management will provide competitive advantage and drive performance,” said Andy Eckert, Chief Executive Officer.

The following table presents our net client service revenues, operating income (loss), Adjusted EBITDA and Adjusted EBITDA margin by division (in thousands, except for percentages):

	Three Months Ended September 30,
			2012 vs 2011
	2012	2011	$ Change	% Change
Net client service revenues:
Recovery	$89,595	$86,497	$3,098	4%
Youth	20,039	19,562	477	2%
Weight Management	10,082	11,909	(1,827)	(15)%
Corporate	14	33	(19)	(58)%

Total net client service revenues	$119,730	$118,001	$1,729	1%

Operating income (loss):
Recovery	$30,128	$26,065	$4,063	16%
Youth	960	1,891	(931)	(49)%
Weight Management	(3,089)	3,037	(6,126)	(202)%
Corporate	(8,203)	(7,250)	(953)	(13)%

Total operating income	$19,796	$23,743	$(3,947)	(17)%

Adjusted EBITDA:
Recovery	$33,072	$28,839	$4,233	15%
Youth	1,705	2,338	(633)	(27)%
Weight Management	1,947	3,350	(1,403)	(42)%
Corporate	(5,069)	(4,586)	(483)	(11)%

Total Adjusted EBITDA	$31,655	$29,941	$1,714	6%

Adjusted EBITDA margin: (1)
Recovery	37%	33%
Youth	9%	12%
Weight Management	19%	28%
Total Adjusted EBITDA margin	26%	25%

(1)	Adjusted EBITDA margin is defined as Adjusted EBITDA divided by net client service revenues.

Three Months Ended September 30, 2012 Compared to Three Months Ended September 30, 2011

Recovery:

•

Net client service revenues increased $3.1 million, or 4%, primarily due to a $3.0 million increase from our CTC facilities. The increase in revenues at CTC facilities was due to a combination of increased patient days at the facilities driven by marketing programs and clinically appropriate retention efforts, increased patient days resulting from new CTC facilities that were acquired and opened during the fourth quarter of 2011, as well as certain rate increases across the facilities.

•

Operating income increased by $4.1 million, or 16%. This increase was primarily the result of the increase in revenues described above, the decrease in operating expenses at a residential facility in Tennessee, as well as a decrease in the provision for doubtful accounts due to better collection efforts across residential facilities. These effects were partially offset by increases in investments in sales, marketing and clinical quality management, and increases due to new CTC facilities that were acquired and opened during the fourth quarter of 2011.

•	Adjusted EBITDA increased $4.2 million, or 15%, to $33.1 million from the comparable prior-year period.

Youth:

•

Net client service revenues increased by $0.5 million, or 2%, due to an increase of $0.6 million, or 6%, in residential facilities, offset by a decrease of $0.2 million, or 2%, in outdoor programs. Residential program revenues increased due to increased rates, partially offset by a 4% decrease in patient days. Outdoor program revenues decreased due to a 7% decrease in patient days partially offset by increased rates.

•	Operating income decreased by $0.9 million, primarily due to increases in investments in sales, marketing and clinical quality management, partially offset by increases in revenues described above.

•	Adjusted EBITDA decreased $0.6 million to $1.7 million from the comparable prior-year period.

Weight Management:

•

Net client service revenues decreased by $1.8 million, or 15%, primarily due to an 18% decrease in patient days at weight loss programs resulting from a decline in enrollment, partially offset by an increase in rates.

•

Operating income decreased by $6.1 million, primarily due to the decrease in net client service revenues noted above, and a non-cash goodwill impairment charge, partially offset by a decrease in operating expenses resulting from measures taken in reaction to the decline in enrollment. As enrollment and revenues continued to decline during the third quarter, the Company lowered its forecasted cash flows and tested for possible impairment resulting in a charge of $4.8 million.

•	Adjusted EBITDA decreased $1.4 million to $1.9 million from the comparable prior-year period.

Corporate:

•	Operating loss increased by $1.0 million, or 13%. The increase is primarily due to an increase in salaries and benefits, as well as an increase in professional fees.

Nine Months Ended September 30, 2012 Operating Results:

Net client service revenues for the nine months ended September 30, 2012 increased $4.3 million, or 1%, to $344.0 million compared to the same period in 2011. For the nine months ended September 30, 2012, operating income decreased $6.3 million, or 10%, to $54.8 million, compared to the same period in 2011. Adjusted EBITDA decreased $4.7 million, or 6%, to $81.0 million compared to the same period in 2011.

The following table presents our net client service revenues, operating income (loss), Adjusted EBITDA and Adjusted EBITDA margin by division (in thousands, except for percentages):

	Nine Months Ended September 30,
			2012 vs 2011
	2012	2011	$ Change	% Change
Net client service revenues:
Recovery	$265,204	$261,101	$4,103	2%
Youth	56,164	52,682	3,482	7%
Weight Management	22,560	25,818	(3,258)	(13)%
Corporate	56	112	(56)	(50)%

Total net client service revenues	$343,984	$339,713	$4,271	1%

Operating income (loss):
Recovery	$82,888	$84,978	$(2,090)	(2)%
Youth	1,158	(2,921)	4,079	140%
Weight Management	(3,076)	3,853	(6,929)	(180)%
Corporate	(26,175)	(24,779)	(1,396)	(6)%

Total operating income	$54,795	$61,131	$(6,336)	(10)%

Adjusted EBITDA:
Recovery	$92,049	$93,373	$(1,324)	(1)%
Youth	3,384	1,860	1,524	82%
Weight Management	1,729	5,656	(3,927)	(69)%
Corporate	(16,207)	(15,191)	(1,016)	(7)%

Total Adjusted EBITDA	$80,955	$85,698	$(4,743)	(6)%

Adjusted EBITDA margin: (1)
Recovery	35%	36%
Youth	6%	4%
Weight Management	8%	22%
Total Adjusted EBITDA margin	24%	25%

(1)	Adjusted EBITDA margin is defined as Adjusted EBITDA divided by net client service revenues.

Nine Months Ended September 30, 2012 Compared to Nine Months Ended September 30, 2011

Recovery:

•

Net client service revenues increased $4.1 million, or 2%, primarily due to an $8.1 million increase from CTCs, offset by a $4.0 million decrease from residential facilities. The increase in revenues at our CTC facilities was due to a combination of increased census at our facilities driven by marketing programs and clinically appropriate retention efforts, as well as certain rate increases across our facilities. The decrease in revenues at our residential facilities was primarily driven by a decrease in patient days at our residential facility in Tennessee that was closed for part of the period. The decrease in revenues was partially offset by an increase in patient days at our other residential facilities.

•

Operating income decreased by $2.1 million, or 2%. This decrease was primarily the result of increases in investments in sales, marketing and clinical quality management expenses, increases at certain residential facilities to support the increase in patient days, increases in salaries and benefits for additional executive and finance personnel and increases at our CTC facilities to support the increase in patient days and the new CTC facilities that were acquired and opened during the fourth quarter of 2011. These increases were partially offset by a decrease in operating expenses at our residential facility in Tennessee that was closed for part of the period, as well as increases in revenues described above.

•	Adjusted EBITDA decreased $1.3 million, or 1%, to $92.0 million from the comparable prior-year period.

Youth:

•

Net client service revenues increased by $3.5 million, or 7%, due to increases of $3.0 million, or 9%, and $0.5 million, or 3%, in our residential facilities and outdoor programs, respectively. Residential program revenues increased due to a 4% increase in patient days and increased rates. Outdoor program revenues increased due to increased rates, partially offset by a 1% decrease in patient days.

•

Operating income increased by $4.1 million. This increase was primarily due to a non-cash intangible asset impairment charge of $1.9 million recorded in the first quarter of 2011 as well as decreases in salaries and benefits, the effects of which were partially offset by increases in investments in sales, marketing and clinical quality management.

•	Adjusted EBITDA increased $1.5 million to $3.4 million from the comparable prior-year period.

Weight Management:

•

Net client service revenues decreased by $3.3 million, or 13%, primarily due to a 15% decrease in patient days resulting from a decline in enrollment at our weight loss programs, partially offset by an increase in rates.

•

Operating income decreased by $6.9 million. This decrease was due primarily to the decrease in revenue described above and the non-cash goodwill impairment charge of $4.8 million recorded in the third quarter of 2012 described above, the effects of which were partially offset by a decrease in certain non-recurring expenses from the prior period and a decrease in operating costs at our weight loss programs in reaction to the decline in enrollment.

•	Adjusted EBITDA decreased $3.9 million to $1.7 million from the comparable prior-year period.

Corporate:

•

Operating loss increased by $1.4 million. The increase is primarily due to an increase in professional fees, partially offset by a decrease in debt costs as well as a reduction in other operating expenses.

Non-GAAP Financial Measures:

Under the terms of the our borrowing arrangements, we are required to comply with various covenants, including the maintenance of certain financial ratios, the calculations of which are based on Adjusted EBITDA, as defined in our credit agreements. As of September 30, 2012, we were in compliance with all such covenants. A breach of these could result in a default under our credit facilities and in our being unable to borrow additional amounts under our revolving credit facility. If an event of default occurs, the lenders could elect to declare all amounts borrowed under our credit facilities to be immediately due and payable and the lenders under our term loans and revolving credit facility could proceed against the collateral securing the indebtedness.

The computation of Adjusted EBITDA is provided below to provide an understanding of the impact that Adjusted EBITDA has on our ability to comply with certain covenants in our borrowing arrangements that are tied to these measures and to borrow under the credit facility. Adjusted EBITDA should not be considered as an alternative to net income (loss) or cash flows from operating activities (which are determined in accordance with GAAP) and is not being presented as an indicator of operating performance or a measure of liquidity. Other companies may define Adjusted EBITDA differently and as a result, such measures may not be comparable to our Adjusted EBITDA.

The following table reconciles our net income to our Adjusted EBITDA (in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011

Net Income	$2,297	$2,750	$6,421	$6,215

Depreciation and amortization (1)	4,994	5,008	14,791	14,753
Income tax expense (1)	5,190	4,015	9,089	6,683
Interest expense (1)	12,480	10,463	36,822	34,760

EBITDA	24,961	22,236	67,123	62,411
Adjustments to EBITDA:
Discontinued operations	124	1,118	1,434	3,973
Goodwill and asset impairment (1)	4,840	—	4,840	4,401
Non-impairment restructuring activities (1)	184	5,385	1,114	8,674
Stock-based compensation expense	711	703	1,727	2,060
Foreign exchange translation	(18)	32	(46)	35
Loss (gain) on disposal of property and equipment (1)	179	(94)	1,022	(125)
Management fees	593	399	2,434	1,955
Non-recurring legal costs	323	70	1,135	138
Debt costs	116	98	293	1,074
Other non-cash charges and non-recurring costs	(358)	(6)	(121)	1,102

Total adjustments to EBITDA	6,694	7,705	13,832	23,287

Adjusted EBITDA	$31,655	$29,941	$80,955	$85,698

(1)	Includes amounts related to both continuing operations and discontinued operations.

Key Operating Statistics:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
Recovery
Residential and outpatient facilities
Net client service revenues (in thousands)	$55,601	$55,489	$165,475	$169,485
Available beds - end of period	1,958	2,074	1,958	2,074
Patient days	142,602	149,317	423,505	452,508
Net client service revenues per patient day	$389.90	$371.62	$390.73	$374.55
CTCs
Net client service revenues (in thousands)	$33,994	$31,008	$99,729	$91,616
Patient days	2,619,759	2,464,859	7,689,586	7,297,287
Net client service revenues per patient day	$12.98	$12.58	$12.97	$12.55

Youth
Residential facilities
Net client service revenues (in thousands)	$11,429	$10,783	$34,780	$31,839
Patient days	36,841	38,466	117,698	112,647
Net client service revenues per patient day	$310.23	$280.33	$295.50	$282.64
Outdoor programs
Net client service revenues (in thousands)	$8,610	$8,779	$21,384	$20,843
Patient days	16,920	18,123	42,621	43,120
Net client service revenues per patient day	$508.87	$484.41	$501.72	$483.37

Weight Management
Net client service revenues (in thousands)	$10,082	$11,909	$22,560	$25,818
Patient days	37,930	46,452	75,628	87,249
Net client service revenues per patient day	$265.81	$256.37	$298.30	$295.91

Other Data (in thousands except ratios):

	September 30, 2012	December 31, 2011

Total Adjusted Debt (1)	$573,602	$592,391
Cash Interest Expense (2)	$40,834	$41,293
Adjusted EBITDA (2)	$100,310	$104,880

Debt Covenant Ratios
Leverage Ratio (3)	5.72	5.65
Maximum Required Leverage Ratio per Credit Facility	6.75	6.75
	Compliant	Compliant
Interest Coverage Ratio (4)	2.46	2.54
Minimum Required Interest Coverage Ratio per Credit Facility	2.00	2.00
	Compliant	Compliant

1.	The Total Adjusted Debt is defined as our total debt including discontinued operations less cash and cash equivalents in excess of $0.5 million. The Total Adjusted Debt includes debt of discontinued operations of $196 and $395 at September 30, 2012 and December 31, 2011 respectively.
2.	Calculated over the four trailing quarters.
3.	Leverage ratio is defined as our total adjusted debt (total debt including discontinued operations less cash and cash equivalents in excess of $0.5 million) divided by the Adjusted EBITDA for the respective four trailing quarters. The most comparable GAAP ratio is total adjusted debt at the same date divided by earnings from continuing operations before income taxes for the respective four quarters.
4.	Interest coverage ratio is defined as our Adjusted EBITDA for the respective four trailing quarters divided by the cash interest expense over the same period.

CRC HEALTH CORPORATION

CONSOLIDATED BALANCE SHEETS (UNAUDITED)

SEPTEMBER 30, 2012 AND DECEMBER 31, 2011

(in thousands, except share amounts)

	September 30, 2012	December 31, 2011

Assets
Current assets:
Cash and cash equivalents	$16,171	$10,183
Restricted cash	315	328
Accounts receivable (net of allowance for doubtful accounts of $5,171 in 2012 and $6,476 in 2011)	37,423	36,196
Prepaid expenses	5,942	8,372
Other current assets	1,911	2,638
Income taxes receivable	—	516
Deferred income taxes	6,365	6,365
Current assets of discontinued operations	352	1,261

Total current assets	68,479	65,859

Property and equipment (net of accumulated depreciation of $74,563 in 2012 and $64,456 in 2011)	127,246	126,840
Goodwill	518,952	523,792
Other intangible assets, net	297,418	301,347
Other assets, net	21,477	21,119

Total assets	$1,033,572	$1,038,957

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$5,978	$4,994
Accrued liabilities	32,425	32,039
Income taxes payable	8,350	—
Current portion of long-term debt	145	7,050
Other current liabilities	13,086	12,612
Current liabilities of discontinued operations	2,668	2,511

Total current liabilities	62,652	59,206

Long-term debt	588,942	594,629
Other long-term liabilities	8,693	8,331
Long-term liabilities of discontinued operations	6,488	6,797
Deferred income taxes	103,249	105,040

Total liabilities	770,024	774,003

Commitments and contingencies (Note 6)

Stockholders’ equity
Common stock, $0.001 par value - 1,000 shares authorized, issued and outstanding	—	—
Additional paid-in capital	460,478	468,305
Accumulated deficit	(196,930)	(203,351)

Total stockholders’ equity	263,548	264,954

Total liabilities and stockholders’ equity	$1,033,572	$1,038,957

CRC HEALTH CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2012 AND 2011

(In thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011

Net client service revenues	$119,730	$118,001	$343,984	$339,713

Operating expenses:
Salaries and benefits	53,357	51,822	162,093	154,937
Supplies, facilities and other operating costs	34,909	34,873	101,822	100,583
Provision for doubtful accounts	1,908	2,572	5,782	6,426
Depreciation and amortization	4,920	4,991	14,652	14,689
Goodwill and asset impairment	4,840	—	4,840	1,947

Total operating expenses	99,934	94,258	289,189	278,582

Operating income	19,796	23,743	54,795	61,131
Interest expense	(12,481)	(10,461)	(36,820)	(34,757)
Other income	269	216	763	621

Income from continuing operations before income taxes	7,584	13,498	18,738	26,995
Income tax expense	5,390	6,629	10,117	12,155

Income from continuing operations, net of tax	2,194	6,869	8,621	14,840
Loss from discontinued operations, net of tax	(331)	(4,119)	(1,700)	(8,625)

Net income	1,863	2,750	6,921	6,215
Net income (loss) attributable to noncontrolling interest	434	—	(500)	—

Net income attributable to CRC Health Corporation	$2,297	$2,750	$6,421	$6,215

Amounts attributable to CRC Health Corporation:
Income from continuing operations, net of tax	$2,628	$6,869	$8,121	$14,840
Discontinued operations, net of tax	(331)	(4,119)	(1,700)	(8,625)

Net income attributable to CRC Health Corporation	$2,297	$2,750	$6,421	$6,215

CRC HEALTH CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2012 AND 2011

(In thousands)

	Nine Months Ended September 30,
	2012	2011
Cash flows from operating activities:
Net income	$6,921	$6,215
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	14,791	14,753
Amortization of debt discount and capitalized financing costs	4,369	3,043
Goodwill and asset impairment	4,840	4,401
Loss (gain) on disposal of property and equipment	1,022	(125)
Provision for doubtful accounts	5,917	6,604
Stock-based compensation	1,727	2,060
Deferred income taxes	(1,791)	—
Other operating activities	—	(38)
Changes in assets and liabilities:
Restricted cash	13	102
Accounts receivable	(7,014)	(10,935)
Prepaid expenses	2,410	2,889
Income taxes receivable and payable	8,865	4,628
Other current assets	729	(246)
Accounts payable	160	792
Accrued liabilities	842	240
Other current liabilities	422	(767)
Other long-term assets	(1,186)	(2,091)
Other long-term liabilities	51	3,271

Net cash provided by operating activities	43,088	34,796

Cash flows from investing activities:
Additions of property and equipment	(11,328)	(13,004)
Proceeds from sale of property and equipment	691	152
Acquisition of non-controlling interest	(500)	—
Other investing activities	(101)	(91)

Net cash used in investing activities	(11,238)	(12,943)

Cash flows from financing activities:
Borrowings of long-term debt	84,096	—
Repayment of long-term debt	(88,118)	(12,609)
Borrowings on revolving line of credit	18,000	9,500
Repayments on revolving line of credit	(27,500)	(7,000)
Capital distributed to Parent	(9,554)	(3,169)
Capitalized financing costs	(2,786)	(1,616)

Net cash used in financing activities	(25,862)	(14,894)

Net increase in cash and cash equivalents	5,988	6,959
Cash and cash equivalents — beginning of period	10,183	7,111

Cash and cash equivalents — end of period	$16,171	$14,070

Purchases of property and equipment included in accounts payable	$1,264	$334

Payable related to acquisition	$48	$185

Supplemental disclosure of cash flow information:
Cash paid for interest	$36,099	$36,558

Cash paid for income taxes, net of refunds	$1,257	$2,054

Conference Call

CRC Health Corporation will host a conference call, open to all interested parties, on Monday, November 19, 2012 beginning at 4:00 PM Eastern Time (1:00 PM Pacific Time). The number to call within the United States is (888)-329-8893. Participants outside the United States should call (719) 325-2454. The conference ID is 5481690.

A replay of the conference call will be available starting at 7:00 PM Eastern Time on Monday, November 19, 2012 until 7:00 PM Eastern Time Friday, November 26, 2012. The replay number for callers within the United States is (888) 203-1112 or (719) 457-0820 from outside the United States and the conference ID for all callers is 5481690.

Forward-Looking Statements

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements related to trends and events that may affect or future financial position and operating results. Any statement contained in this release that is not statements of historical fact may be deemed forward-looking statements. For example, words such as “may”, “will”, “should”, “likely”, “expect”, “anticipate”, “estimate”, “believe”, “intend”, “potential” or “plan”, or comparable terminology, are intended to identify forward-looking statements. Such statements are based upon current expectations, estimates and assumptions, and entail various risks and uncertainties that could cause actual results to differ materially from those expressed in such forward-looking statements. Important factors known to us that could cause or contribute to material differences include, but are not limited to, the following:

•	Our substantial indebtedness;

•	The timing or amount of any potential future impairment charges;

•	Unfavorable economic conditions that have and could continue to negatively impact our revenues;

•	Failure to comply with extensive laws and governmental regulations given the highly regulated industry in which we operate and the ever changing nature of these laws and regulations;

•	Changes in reimbursement rates for services provided;

•	The significant economic contribution that certain regions and programs have to our operating results;

•	Claims and legal actions by patients, students, employees and others; failure to cultivate new, or maintain existing relationships with patient referral sources;

•	Competition;

•	Shortage in qualified healthcare workers;

•	Our employees election of union representation;

•	Difficult, costly or unsuccessful integrations of acquisitions;

•	The material weakness in our controls over financial reporting.

A more detailed discussion of many of these factors, as well as other factors that could affect our results, is contained in our periodic reports filed with the SEC. You should carefully consider each of these factors and all of the other information in this release. We believe that all forward-looking statements are based upon reasonable assumptions when made. However, we caution that it is impossible to predict actual results or outcomes and that accordingly you should not place undue reliance on these statements. Forward-looking statements speak only as of the date when made and we undertake no obligation to revise or update these statements in light of subsequent events or developments. Actual results and outcomes may differ materially from anticipated results or outcomes discussed in forward-looking statements. You are advised, however to consult any future disclosures we make on related subjects in future reports to the Securities and Exchange Commission (SEC).

About CRC Health Group

CRC Health Group is the most comprehensive network of addiction treatment and related behavioral health services in the nation. CRC offers the largest array of personalized treatment options, allowing individuals, families and professionals to choose the most appropriate treatment setting for their behavioral, addiction, weight management or therapeutic education needs. CRC is committed to making our services widely and easily available, while maintaining a passion for delivering advanced treatment. Since 1995, CRC has been helping individuals and families reclaim and enrich their lives. For more information, visit www.crchealth.com or call (877) 637-6237.

Contact:

CRC Health Corporation

LeAnne M. Stewart, 408-645-3160

Chief Financial Officer